Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:02 PM 02/14/2013
FILED 05:52 PM 02/14/2013
SRV 130177305 – 5228996 FILE

CERTIFICATE OF INCORPORATION OF

LIFESTORY HOLDINGS, INC.

ARTICLE I

NAME

The name of the Corporation is LifeStory Holdings, Inc.

ARTICLE II

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE IV

INITIAL INCORPORATOR

The name and mailing address of the incorporator are as follows:

Ingrid J. Scheckel

Locke Lord LLP

111 S. Wacker Dr.

Chicago, Illinois 60606

ARTICLE V

AUTHORIZED CAPITAL

Section 5.1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.001 per share (“Common Stock”).

Section 5.2. Common Stock.

(a) Dividends. Subject to the provisions of this Certificate of Incorporation, the holders of the Common Stock shall be entitled to receive ratably on a per share basis, to the extent permitted by law, such dividends as may be declared from time to time by the board of directors.

(b) Liquidation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation of whatever kind available for distribution to stockholders, ratably on a per share basis.

(c) Voting Rights. Except as otherwise provided by the DGCL, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of Common Stock.

(d) Preemptive Rights. No holder of the Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.

ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the board of directors consisting of not less than three directors nor more than nine directors, the exact number of directors to be determined from time to time exclusively by resolution adopted by the board of directors. A director shall hold office for a term expiring at the annual meeting of stockholders following such director’s previous election and until such director’s successor shall be elected and shall qualify for office, subject, however, to prior death, resignation, disqualification or removal from office. Any vacancy on the board of directors, however resulting, may be filled by an affirmative vote of the majority of the directors then in office, even if less than a quorum, or by an affirmative vote of the sole remaining director. Any director elected to fill a vacancy shall hold office for a term expiring at the annual meeting of stockholders following such director’s election.

ARTICLE VII

REMOVAL OF DIRECTORS

Any or all of the directors of the Corporation may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII

WRITTEN BALLOT

Elections of directors at an annual or special meeting of stockholders need not be by written ballot unless and to the extent that the bylaws of the Corporation shall otherwise provide.

ARTICLE IX

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE X

LIABILITY OF DIRECTORS

Section 10.1. Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director.

Section 10.2. Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by such Indemnified Person in connection with such Proceeding. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the board of directors.

Section 10.3. Expenses. The Corporation shall pay the expenses (including attorneys’ fees) actually incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by the DGCL, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article X or otherwise.

Section 10.4. Liability of Other Persons. The Corporation may indemnify and advance expenses to any person who was or is a party or is threatened to be made a party to or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually incurred by such person in connection with such Proceeding. The ultimate determination of the entitlement of persons to indemnification and to advancement of expenses pursuant to this Section D of Article X shall be made in such manner as is determined by the board of directors in its sole discretion.

Section 10.5. Non-Exclusivity. The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 10.6. Offset. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, limited liability company, joint venture, trust or other enterprise.

Section 10.7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or may be indemnified under this Article X whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 10.8. Applicability. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ARTICLE XI

STOCKHOLDER MEETINGS AND ACTIONS

Section 11.1. Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting.

ARTICLE XII

SECTION 203 OF THE DGCL

The Corporation expressly elects to be governed by Section 203 of the DGCL.

ARTICLE XIII

AMENDMENTS

Section 13.1. Certificate of Incorporation. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this

Certificate of Incorporation or the bylaws, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation, the bylaws or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate of Incorporation, the bylaws or otherwise, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend or repeal any provision of, or to adopt a bylaw inconsistent with this Certificate of Incorporation.

Section 13.2. Bylaws. The board of directors shall have the concurrent power with the stockholders to make, alter, amend, change, add to or repeal the bylaws of the Corporation.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make, file and record this Certificate of Incorporation, do hereby certify the facts herein stated are true, and have accordingly hereunto set my hand this 14th day of February, 2013.

/s/ Ingrid J. Scheckel
Ingrid J. Scheckel, Incorporator

Signature Page to Certificate of Incorporation

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:18 PM 04/25/2013
FILED 12:08 PM 04/25/2013
130481109 – 5228996 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

LIFESTORY HOLDINGS, INC.

LifeStory Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

RESOLVED, that Article I of the Corporation’s Certificate of Incorporation be amended to read in its entirety as set forth below:

“The name of the Corporation is Vericity, Inc.”

SECOND: That in lieu of a meeting and vote of stockholders, the sole stockholder has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said LifeStory Holdings, Inc. has caused this certificate to be signed by Mark Wray, its Chief Financial Officer, this 25th day of April, 2013.

LIFESTORY HOLDINGS, INC.

By:	/s/ Mark Wray
Its:	Chief Financial Officer